Investor Relations
Conference Call
January 14, 2008

simulationsplus, inc.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this presentation are forward looking statements that involve a number of risks and uncertainties. The actual results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: continuing demand for the Company's products; competitive factors; the Company's ability to finance future growth; the Company's ability to produce and market new products in a timely fashion; the Company's ability to continue to attract and retain skilled personnel; the Company's ability to identify, evaluate, and close suitable acquisitions; and the Company's ability to sustain or improve current levels of productivity. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports and filed with the Securities and Exchange Commission.

Introduction and Welcome

- Introduction and Welcome
- Agenda
  - First Fiscal Quarter FY 2008 summary
  - Strategy Going Forward
  - Questions and Answers

First Fiscal Quarter 2008 Summary

- Gross revenues = $1.98 MM (up over 36% from 1Q07)
  - Pharmaceutical software and services = $1.438 MM (up 74.5% from 1Q07)
    - Large order received in November that was received in December last year
    - Pharmaceutical software and services business would have exceeded 1Q07 without it
  - Words+ subsidiary = $545,000 (down 13.8% from 1Q07)
    - Inability to ship handheld PDA systems for most of the quarter
    - Shipments of new device in December more than any month in all of last fiscal year
- SG&A = $930,000 (47% of sales, down from 52% in 1Q07)
- R&D = $226,000 (up from $184,000 from 1Q07)
- Income Before Income Taxes = $405,000 (up 332% from $94,000 from 1Q07)
- Net Income = $243,000 (1.3 cents/FD share) (up 232% from 0.43 cents in 1Q07)
- Cash = $4.854 MM (up 118% from 1Q07)
- Shareholders' Equity = $8.075 MM (up 40.3% from 1Q07, and up 5.3% during the quarter)

simulationsplus, inc.

Income Tax Discussion

- Tax returns are filed after the 10-K, so the taxes are estimated for the 10K filing, but sometimes change as the returns are prepared because of changes in rules for tax credits and other accounting factors, such as:
  - Last year, the Extraterritorial Income Exclusion expired, lowering the tax benefit from that exclusion
  - The R&D Tax Credit for last year was lower than the previous years because of an overestimate in the previous fiscal year
  - Differences in state and federal allowances for various deductions and credits
- Taxes in this environment are complex. We follow Statement of Financial Accounting Standard (SFAS) 109. We have had discussions with our independent public accounting firm and we will be engaging a tax analyst company to ensure that we are taking advantage of all proper deductions and credits.
- We are currently using an estimated tax rate of 40% for this fiscal year. Congress allowed the R&D Tax Credit to expire on December 31, so we are not including that credit for now. Congress has renewed the R&D Tax Credit for 25 years, so we expect there will be one, but until we know for sure, we cannot include this credit in our estimate of taxes.

Progress

- ADMET Predictor/ADMET Modeler
  - NIH SBIR grant completed and Phase II proposal submitted for $750,000 effort over two years
    - Very fast calculation of unique quantum mechanical descriptors has been shown to improve accuracy of several property predictions
  - Tighter integration of ADMET Predictor with both GastroPlus and ClassPharmer released
  - Enslein Metabolism Module in final testing – prediction of metabolism kinetics for key enzymes
  - Enhancements to ADMET Modeler to improve model quality

Progress - 2

- ClassPharmer
  - Version 4.4 released with numerous improvements added in response to customer requests
  - Additional molecule design capabilities nearing release
  - Tighter integration with ADMET Predictor in progress

- DDDPlus
  - Sales increasing steadily, with customers now in U.S., Europe, Japan, and India, including two licenses at the FDA
  - Improvements to the physical models as well as user interface continue at a steady pace
  - Industry acceptance of this unique new tool appears to be accelerating

Progress - 3

- GastroPlus
  - Version 5.3 released in October
    - ADMET Predictor integration
    - Faster numerical integrator
    - Ability to handle new formulations
    - Monkey physiology added to existing human and animal models for physiologically based pharmacokinetics (PBPK)
  - New capabilities in development for ocular and transdermal delivery
  - More accurate simulation of renal clearance via new kidney model
  - Funded collaboration with a major pharmaceutical company continues to advance the state-of-the-art in this area
  - Steady stream of consulting contracts coming in to assist pharmaceutical companies worldwide in analyzing preclinical and clinical data with GastroPlus

Progress - 4

- Words+ subsidiary
  - New Say-it! SAM PDA-based communication system developed and release at end of the first quarter (injection molding issues held up project for several months) – strong reception to new product
  - New vocabularies for SAM communication software developed and released
  - National sales manager working to improve marketing and sales activities and dealer relationships

Miscellaneous

- New on-site Life Sciences Director, Dr. John Crison, joined in September
- New Ph.D. scientist joined us in January, replacing one who left to work at Pfizer
- Acquisitions taking longer than expected, but we are still actively working on acquisitions for both the pharmaceutical business and the Words+ subsidiary – the deal has to be right

Strategy Going Forward

- Expand product line and services
  - Pharmaceutical software
    - Seek and complete strategic acquisition(s)
    - Continue to enhance current products
    - Seek opportunities to partner and/or acquire new products
    - Examine additional SBIR opportunities
  - Pharmaceutical consulting services
    - Expanded Simulation Technologies team is handling growing demand for consulting services
  - Words+ subsidiary
    - Seek and complete strategic acquisition(s)
    - Look for SBIR funding opportunities that fit our expertise

- Continue to forge collaborative relationships within academia, government, and industry organizations

- Continue aggressive marketing and sales activities in both companies

Summary

- Company is financially strong with excellent cash position and no debt
- Revenues are up in the first quarter.
  - Major software license was renewed in November of this year instead of December – we expect this one will remain in November from now on
  - Pharmaceutical software and services revenues would have increased over 1Q07 even without this license
  - Words+ revenues were down due to a delay in releasing our new handheld PDA-based communication aid, but that product is now shipping. December shipments were higher than any month in all of last fiscal year.
- All products will continue to be enhanced both in response to customer requests and to expand the utility of our products to new users.
- Growing, dedicated and extremely talented workforce
- Aggressive marketing and sales efforts in both businesses
- Acquisitions are in the works (although there can be no assurances that they will be completed).
- Guidance for FY2008: As we have projected earlier, we expect revenues to increase by at least $3 million in fiscal year 2008. Upon the completion of any acquisition, we expect to provide updated guidance.
- Slides available by e-mail on request through info@simulations-plus.com

Questions?